Exhibit 10.2

SECONDMENT AGREEMENT

BY AND BETWEEN

LOYALTY MANAGEMENT GROUP CANADA, INC.

AND

ADS ALLIANCE DATA SYSTEMS, INC.

DATED EFFECTIVE

OCTOBER 1, 2006

Secondment Agreement

Canada to United States

October 1, 2006

SECONDMENT AGREEMENT

This Secondment Agreement (this “Agreement”) is made and entered effective as of the 1st day of October, 2006 (the “Effective Date”) by and between ADS Alliance Data Systems, Inc. a corporation organized and existing under the laws of the State of Delaware, USA with its primary headquarter offices in Dallas, Texas (hereinafter referred to as the “Company”), and Loyalty Management Group Canada, Inc. a Canadian corporation incorporated under the laws of Ontario, Canada (hereinafter referred to as the “Employer”).

WITNESSETH

WHEREAS, the Employer and the Company deem it necessary and beneficial that certain personnel currently employed by the Employer be seconded to the Company in order for the Company to benefit from the experience and expertise provided by those personnel; and

WHEREAS, Employer is ready, willing and able to assign and to second to the Company certain of its employees pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

Unless the context otherwise requires, the following terms shall, in this Agreement, in the recitals hereto, and in the Annexes attached to this Agreement, have the following meanings:

“Affiliate” shall mean a company or other juridical entity, excluding a governmental agency or body, that directly or indirectly controls, is controlled by, or is under common control with a party hereto. “Control” for this purpose shall, in the case of a company with outstanding voting stock, require the direct or indirect ownership of, or power to vote, the outstanding shares of such company’s stock constituting fifty (50%) percent or more of the votes of any class of such company’s outstanding voting stock. NOTWITHSTANDING ANY OTHER PROVISION HEREOF TO THE CONTRARY, NEITHER PARTY HERETO SHALL, FOR PURPOSES OF THIS AGREEMENT, BE CONSIDERED THE AFFILIATE OF THE OTHER PARTY HERETO.

“Agreement” shall mean this Agreement entitled “Secondment Agreement”, together with the Annexes attached hereto, as the same may be amended in writing from time to time by the parties hereto.

“Annex” shall mean an annex to this Agreement, attached hereto and made a part hereof for all purposes.

“Secondee(s)” shall mean any employee of Employer seconded to the Company pursuant to the provisions of this Agreement.

“United States Dollars” shall mean dollars of the United States of America.

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“Canadian Dollars” shall mean dollars of Canada.

ARTICLE 2 - SCOPE OF AGREEMENT

(a)     Subject to the terms and upon the conditions of this Agreement, the Employer hereby undertakes to assign to the Company, certain of its employees for secondment to the Company from time to time during the term hereof, to assist the Company in the conduct of its business operations.

(b)     The Employer shall be an independent contractor engaged by the Company to make the Secondees available for the purposes of this Agreement, and neither the Employer nor any Secondee shall be a servant or employee of the Company.

(c)     Notwithstanding that for the duration of the secondment period the Company shall have the right to exercise supervision, control and direction over each Secondee, each such Secondee shall remain an employee of the Employer for all purposes (other than for U.S. tax purposes), including promotion and career planning.

(d)     The Company shall have no authority to terminate employment or to administer disciplinary action with respect to any Secondee, except to terminate the secondment pursuant to Article 3.01(b) hereof. Only the Employer shall have authority to discipline or terminate the employment of Secondees. The Company shall have the right to operationally manage the work of the Secondee as needed in order to ensure Secondee achieves the purposes intended by this Agreement.

(e)     The Company and Employer agree that no Secondee provided hereunder shall retain the authority to negotiate or enter into contracts on behalf of Employer during the course of the Secondment, nor are Secondees working on behalf of or for the benefit of Employer during the course of their assignment to Company. Any Secondee who prior to their assignment hereunder held positions of corporate authority, including but not limited to, corporate officer positions, shall have those responsibilities suspended during the course of their assignment pursuant to this Agreement and shall retain no requirements to provide services to Employer except if specifically agreed to in writing between the parties. At Annex 3, incorporated herein by reference is a list of each Secondee, and any officer or director position held that will be suspended during the course of the Secondment of Secondee.

ARTICLE 3 - PROVISION OF SECONDEES

3.01	Provision of Secondees

(a)

Attached hereto as Annex 1 is a list of the initial Secondees and the position to which each is assigned. Company and Employer may agree from time to time to add positions and assign personnel as the needs of the Company dictate, and any additions or changes will be made to Annex 1 and agreed by both parties in

Secondment Agreement

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October 1, 2006

writing. The Employer shall give notice to the Company from time to time of any changes in the status of each respective Secondee on account of assignment, reassignment, termination, retirement or other employment changes affecting said Secondee, and the attached listing shall be modified from time to time to reflect such changes.

(b)	The Secondees shall be approved by the Company, and such approval shall not be unreasonably withheld or unduly delayed. Upon notice by the Company that it does not approve of the secondment or continued secondment of a Secondee, the Employer shall remove that person from the secondment no later than thirty (30) days after notice is delivered (as provided in Article 16.01 below). The Employer shall have the right to nominate other persons to fill such positions identified on Annex 1 or, at its option, may notify the Company that it will decline to fill such position(s).

(c)	The Secondees shall perform duties for the benefit of the Company consistent with reasonable standards of performance established by the Company in a professional, competent and diligent manner. The Company shall have the right to assign work duties as appropriate to each Secondee and to supervise, control and direct the actions of such Secondee during the period of the Secondee’s secondment except as otherwise limited by this Agreement.

3.02	Duration of Secondment

(a)	The normal period of secondment for each Secondee shall be for a period to be negotiated between the parties. Each Secondee’s term shall be reviewed after three (3) years of service, if the term extends to that length of time, to determine if a longer period is needed.

ARTICLE 4 – REASSIGNMENT, REDEPLOYMENT, RESTRICTIONS

AND REVISIONS

4.01	Reassignment

Except in cases of death, termination of employment, resignation, illness, disability or emergency, the Employer shall endeavor to provide the Company with a minimum of thirty (30) days advance notice before a Secondee is reassigned and/or redeployed.

4.02	Localized Employment

If at the end of the assignment, Company desires to retain the services of the Secondee, the Company may offer Secondee local employment after first notifying Employer and securing Employer’s written agreement to the offer. If local employment is accepted by the Secondee, his or her employment relationship will cease with Employer as if Secondee resigned voluntarily upon his or her own initiative. Company agrees to include this requirement in any offer it makes to Secondee.

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4.03	Revision of Assignment

Any change in the assigned position to which any Secondee has been assigned within the Company, and any material change in duties and responsibilities shall require the prior written approval of the Employer.

ARTICLE 5 - DUTIES OF SECONDEES

During the period of each respective secondment, each Secondee shall be integrated into the organization of the Company only to the extent necessary to carry out his or her assigned functions, and will be subject to the administrative regulations of, and to the direction and management of the Company, except that any disciplinary action shall only be taken by Employer. Each Secondee shall perform the particular duties and assume the responsibilities attendant upon his or her assigned position as may be properly required by the management of the Company, and in such performance the Secondee shall be acting as the representative of the Company; provided, however, that no Secondee shall have the authority to negotiate or conclude contracts on behalf of the Employer while on assignment to the Company. If the position of the Secondee warrants authority to negotiate or conclude contracts on behalf of Company, Company shall provide specific authority to Secondee for handling such matters.

ARTICLE 6 - TRAINING

Attendance of a Secondee at courses shall be arranged by the Company at the Company’s cost, if the Company deems that such attendance is beneficial to its business. In addition, Company may provide, at its discretion and expense, at reasonable intervals and for agreed periods, continuing training to the Secondees in functions relevant to their duties for the Employer and/or the Company, and the Company shall use reasonable endeavors to cooperate with Employer in respect of such training by permitting the Secondee time to attend such training.

ARTICLE 7 - RESPONSIBILITIES OF THE COMPANY

7.01 (a)	The Company shall provide or procure on behalf of the Secondees, at the Company’s cost, the following support and services in accordance with the Company’s practices and policies and as set forth in any specific enumeration of benefits attached hereto at Annex 2 for each Secondee:

(i)	suitable accommodation and equipment, and other facilities for Secondees that may be required to enable them to carry out their duties in a proper and safe manner;

(ii)	administrative assistance in connection with all travel to, within and from the United States including, but not limited to, obtaining required visas and/or work permits, transport, import and export of personal effects, as well as immigration, customs and registration;

(iii)	local transport for business purposes; and

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(iv)	withholding of taxes to the appropriate taxing authority required by the applicable laws of the United States, if any.

(b)	All support and services referred to in Article 7.01(a) (ii) hereof shall also apply to immediate families of expatriate Secondees who accompany Secondees on assignment, if any.

7.02	The Company shall provide the Employer with supplemental input concerning the performance of each Secondee in the seconded position.

7.03	The Company shall provide or procure on behalf of each Secondee, at the Company’s cost, any other accommodations or benefits necessary in order for Secondee to reasonably carry out his or her responsibilities hereunder in the location of the Company.

ARTICLE 8 - CHARGES AND FEES FOR PROVISION OF SECONDEES

8.01    Establishment and Elements of Fees:

(a)	During the period of each secondment, the Employer shall maintain payroll responsibility for payment of all salary and benefits that relate to the compensation package applicable to the Secondee during the course of the assignment, in accordance with the applicable payroll laws of the United States and Canada and with policies of the Employer as the same may exist, from time to time. During the period of each secondment, Company shall make payments to or on behalf of Secondee as they relate to host country expenses as required.

(b)	Subject to applicable laws regarding transfer pricing in effect in Canada and the United States, the Company shall owe Employer a fee as payment for services rendered by Secondee that is equal to the costs incurred by Employer associated with this assignment in accordance with Employer’s personnel policies and practices, and any applicable laws and regulations, plus 10%. The cost basis for each Secondee shall be set forth on Annex 2 and amended from time to time as necessary.

(c) (i)	In addition, the Company shall be responsible for and shall pay the cost of Secondees’ relocation to and from the location where the Secondees will reside or work in the United States in connection with the assigned duties and responsibilities of Secondee as enumerated in the documents provided at Annex 2.

(ii)	Such relocation and repatriation costs shall include transportation of Secondees and their families, personal and household effects of the Secondees and their families, transit expenses, and all other related costs in accordance with Employer’s policies and procedures if applicable to Secondee.

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October 1, 2006

(d)	The cost basis for the fee owed by the Company to the Employer shall, in accordance with this Agreement, consist of all of the costs referred to in Article 6, Article 7 and in this Article 8.01 for which the Employer has made payment for each Secondee.

8.02	Payment of Fees

(a)	On a regular basis according to the accounting functions established by the Employer and communicated to the Company, the Company will pay Employer its fees for each Secondee, which fees are calculated based on the formula set forth in Article 8.01(b), subject to applicable laws. Division of financial responsibility and specific benefits owed to each Secondee are attached hereto at Annex 2.

ARTICLE 9 - LIABILITY AND INDEMNITY

9.01	General Liability and Indemnity

Subject to the indemnification and hold harmless provisions of Article 9.02 and Article 9.03 hereof, the Company shall be responsible for, and shall defend, protect, release, hold harmless, indemnify and keep indemnified Employer and the Affiliates of Employer (other than the Company), and the officers, directors, managers, employees, insurers and agents of both (collectively, the “Employer Group”), from and against all costs, claims, liabilities, damages, suits, causes of action and expenses (including, without limitation, attorneys’ fees and other legal costs and expenses), of whatsoever nature and howsoever caused, which in any way arises out of or in connection with the performance or non-performance of the Company’s obligations under this Agreement including Company’s obligation to administer and make payments of the costs associated with the Secondees.

9.02 Employer Indemnity

Employer shall be responsible for, and shall defend, protect, release, hold harmless, indemnify and keep indemnified the Company from and against all costs, claims, liabilities, damages, suits, causes of action, and expenses (including, without limitation, attorneys’ fees and other legal costs and expenses), for the following, when arising out of, associated with or incident to the provision of services by the Secondees (or any of them) under this Agreement:

(a)	all injuries to, deaths, or illnesses of employees of Employer (including, but not limited to, the Secondees),

(b)	all damages to or losses of the property of the employees of Employer (including, but not limited to, the Secondees), and

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(c)	all claims for salaries, wages, taxes, benefit plans and programs, by and on behalf of Employer employees (other than the Secondees),

whether or not attributable to any act, omission, negligence (active, passive, sole, joint, or concurrent with that of any other person, party or entity), strict liability, products liability, any condition or defect in any property, or other fault or responsibility of the Company.

9.03	Company Indemnity

Without prejudice to the provisions of Article 9.01 hereof, but subject to Employer’s obligations as set forth in Article 9.02 hereof, the Company shall be responsible for, and shall defend, protect, release, hold harmless, indemnify, and keep indemnified the Employer from and against all costs, claims, liabilities, damages, suits, causes of action, and expenses (including, without limitation, attorneys’ fees and other legal costs and expenses), for the following, when arising out of, associated with or incident to the provision of services by the Secondees (or any of them) under this Agreement:

(a)	all injuries to, deaths, or illnesses of the Company employees and personnel (other than the Secondees) or those of third parties;

(b)	all damages to or losses of the Company’s or third parties’ property (other than property of the Secondees), and

(c)	all claims for salaries, wages, taxes, benefit plans and programs, by and on behalf of the Company employees and personnel (including the Secondees) or third parties,

whether or not attributable to any act, omission, negligence (active, passive, sole, joint or concurrent with that of any other person, partly or entity), strict liability, products liability, any condition or defect in any property, or other fault or responsibility of the Employer.

ARTICLE 10 - ASSIGNMENT AND DURATION

10.01	Assignment by the Company

The Company shall not assign or transfer the whole or any part of this Agreement without the prior written approval of Employer.

10.02	Assignment by Employer

Employer shall, in addition to its other rights set forth in this Agreement, have the right to assign or transfer its rights and obligations under this Agreement in whole or in part to an Affiliate (other than Company); provided that notice of such assignment or transfer shall be promptly given to the Company, and that Employer shall remain responsible for the

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due performance of this Agreement by its assignee or transferee and shall be relieved from its obligations hereunder only to the extent that such obligations are performed by its assignee or transferee in accordance with this Agreement.

ARTICLE 11 - EFFECTIVE DATE AND DURATION

This Agreement shall come into full force and effect as of the Effective Date, and shall remain in effect until this Agreement is terminated upon the written agreement of the parties hereto.

ARTICLE 12 - FORCE MAJEURE

12.01	No failure or omission by either party hereto to carry out or observe any of the terms or conditions of this Agreement (other than the failure to pay money, when, as and if due hereunder), shall give rise to any claim against the party failing or omitting to carry out or observe any of the terms or conditions hereof, or be deemed a breach of this Agreement by such party, if such failure or omission arises from force majeure. As used herein, “force majeure” means an occurrence resulting from circumstances (other than strikes, industrial disputes or lockouts caused by or involving a party’s own workforce, except if part of a nation wide general strike and other than mere shortage of labor, material, equipment or supplies) that are beyond the control of the party affected that delays or prevents the due performance of the provisions of this Agreement and which, by exercise of due diligence, such party is unable to prevent or overcome, provided that the affected party shall give written notice to the other party no later than five (5) days after the party giving notice is first made aware of (a) the force majeure occurrence, (b) the facts and circumstances giving rise to it, and (c) the obligation or performance which is delayed or is prevented by such force majeure.

12.02	A party invoking the provisions of Article 12.01 hereof shall take all actions that are reasonable under the circumstances to overcome the force majeure situation, and to proceed with the performance of its obligations hereunder.

ARTICLE 13 - APPLICABLE LAW AND DISPUTE RESOLUTION

13.01	Applicable Law

This Agreement shall be governed by, construed, interpreted and applied in all respects in accordance with the laws of the State of Texas, United States of America, without reference or regard to conflict of law or choice of law rules or principles.

13.02	Litigation

The parties hereto hereby accept the appropriate Texas State or Federal Court as the exclusive venue for any dispute between the parties hereto arising under this Agreement.

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ARTICLE 14 - NOTICES

14.01	Manner of Notices

Unless otherwise expressly provided herein, any notice, advisement, statement, request, confirmation, or other communication under this Agreement (herein a “notice”) shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) on confirmation of receipt by facsimile by the party to be notified; provided such facsimile is received during a business day for such party (otherwise, receipt shall be deemed to occur at the commencement of the immediately following business day), or (c) three (3) days after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth below in Article 15.02, or at such other address as such party may, at any time, or from time to time, during the term hereof, designate by ten (10) days advance written notice to the other party set forth and identified below in Article 15.02 given in the foregoing manner.

14.02	Addresses

Employer	Company

Loyalty Management Group Canada, Inc.	ADS Alliance Data Systems, Inc.
438 University Avenue, Suite 600	17655 Waterview Parkway
Toronto, ON M5G 2L1	Dallas, TX 75252

Attention: Bryan Pearson, President	Attention: J. Michael Parks, CEO

ARTICLE 15 - MISCELLANEOUS

15.01	This Agreement constitutes the entire agreement of the parties hereto, and no other representations, memoranda, protocols, instruments, documents, contracts, agreements or other matters, oral or written, prior to the Effective Date shall vary, alter or aid in the interpretation of the terms, conditions or provisions hereof. The headings and captions in this Agreement are for the convenience of the parties hereto in identification of the provisions hereof and shall not constitute a part of this Agreement nor be considered interpretative thereof.

15.02	In the consideration and interpretation of this Agreement, the following shall apply:

(a)	This Agreement was prepared jointly by the parties hereto and not by either party to the exclusion of the other;

(b)	Failure to exercise any right hereunder shall not be considered a waiver of such right or rights in the future;

(c)	The Annexes attached hereto are incorporated herein by reference and made a part of this Agreement for all purposes;

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(d)	In the event of a conflict between the terms, conditions and/or provisions of an Annex and those of this Agreement, the terms, conditions and/or provisions of this Agreement shall in the event of a conflict, prevail, govern and control;

(e)	The provisions hereof shall inure to the benefit of and be binding upon the parties hereto, their respective successors-in-interest and permitted assigns;

(f)	If any provision of this Agreement is or becomes invalid, such invalidity shall not affect the other provisions hereof. If the invalidity of one or more provisions or any other circumstance concerning the performance of this Agreement reveals a situation not provided for in this Agreement, the parties shall jointly seek an arrangement having a valid legal and economic effect that will be as similar as possible to the ineffective provisions and will cover the scope of any missing provisions in a reasonable manner for the purposes of this Agreement.

(g)	Words used herein importing the singular shall, where their context so permits or requires, be deemed to include the plural and vice versa; and

(h)	This Agreement may be amended only by the written agreement of the parties hereto.

15.03	No person or entity (including but not limited to any Secondee) shall receive, obtain or otherwise benefit from any rights, obligations or provisions of this Agreement (except for, solely with respect to Article 9 hereof, the indemnified parties thereunder). By way of example and without limiting the application of this provision, no Secondee shall, except as provided above, gain any rights or privileges enforceable by law or by contract on account of any provision in this Agreement.

15.04	Solely for the purposes of compliance with the laws of Canada, the Company will make any necessary payments on behalf of Secondees to Canadian taxing authorities as may be required. By complying with Canadian law in this regard, neither the Company nor Employer shall, except as hereinafter provided, be deemed to have modified the status of the Secondees as employees of Employer. Notwithstanding the foregoing, for Canadian tax purposes, the parties hereto agree to treat the Company as the employer of the Secondees during the secondment period.

15.05	If a Secondee is a resident of a country with which Canada or the United States has entered into a Totalization Agreement and the Secondee is eligible for an exemption from U.S. or Canadian social security taxation pursuant to such agreement, then the Employer shall request and obtain, on behalf of such Secondee, a valid “certificate of coverage” from the appropriate governmental agency of such country in order to establish the Secondee’s entitlement to such exemption.

15.06

In the event of a breach or violation of this Agreement, neither party shall be entitled to recover special or consequential damages from the other party, and each party hereby waives any claim or right to special, consequential, indirect exemplary or punitive

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damages hereunder even if caused by the active, passive, sole, joint, concurrent or comparative negligence, strict liability or other fault of the other party hereto.

In Witness Whereof, and intending to be legally bound, the duly authorized and empowered representatives of the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

Employer:

Loyalty Management Group Canada, Inc.

By:	/s/Bryan Pearson
Name:	Bryan Pearson
Title:	President
Date:	May 8, 2008

Company:

ADS Alliance Data Systems, Inc.

By:	/s/ J. Michael Parks
Name:	J. Michael Parks
Title:	CEO
Date:	May 8, 2008

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October 1, 2006

ANNEX 1

SECONDEES

	Individual	Date Secondment Begins	Positions at Host Location

1.	John W. Scullion	October 1, 2006	President, Chief Operating Officer: ADS Alliance Data Systems, Inc., its parent corporation(s) and subsidiaries

2.

3.

4.

5.

6.

7.

8.

9.

10.

11.

12.

13.

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ANNEX 2

Individual Assignment Benefits Detail

NAME	EMPLOYER COSTS (Basis for Fees)	COMPANY ASSIGNMENT	COMPANY COSTS (Paid directly by the Company and not subject to the Fee)

John Scullion	100% Salary, bonus, other compensation according to practice and policy;	ADS Alliance Data Systems, Inc.	Local housing; local transportation; local business expenses; air travel between home and host locations

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ANNEX 3

SECONDEE CORPORATE OFFICER POSITION LIST

NAME	POSITION HELD; ENTITY INVOLVED	SUSPENDED

John Scullion	Loyalty Management Group, Inc.: President, CEO	Suspended authority

John Scullion	LMG Travel Services Ltd.: President, Director	Suspended authority

John Scullion	Thunderball Acquisition I Inc.: Director, President	Suspended authority

John Scullion	Thunderball Acquisition II Inc.: Director, President	Suspended authority

John Scullion	Epsilon Interactive CA Inc.: President	Suspended authority

John Scullion	ICOM Ltd.: Director	Suspended authority